                                                                   Exhibit 10.11

                                 GAMING FACILITY

                          DEVELOPMENT AND CONSTRUCTION

                                    AGREEMENT

                                     Between

                    TWENTY-NINE PALMS BAND OF MISSION INDIANS

                                       and

                          TRUMP HOTELS & CASINO RESORTS

                            DEVELOPMENT COMPANY, LLC

                                 April 27, 2000

Exhibit 10.11

                                 GAMING FACILITY
                     DEVELOPMENT AND CONSTRUCTION AGREEMENT

        THIS GAMING FACILITY DEVELOPMENT AND CONSTRUCTION AGREEMENT (this "Agreement") is made as of the 27 day of April 2000, by and between the TWENTY-NINE PALMS BAND OF MISSION INDIANS, a sovereign Native American nation, with offices at 46-200 Harrison Place, Coachella CA 92236 (the "Tribe"), and TRUMP HOTELS & CASINO RESORTS DEVELOPMENT COMPANY, LLC, a Delaware limited liability company with offices at 1000 Boardwalk, Atlantic City NJ 08401 (the "Developer" or "Trump").

                                    RECITALS:

        A. The Tribe is a federally-recognized Indian Tribe which possesses sovereign governmental powers pursuant to the Tribe's recognized powers of self government.

        B. The Tribe occupies certain property located in Coachella, Riverside County, California, more specifically described on Exhibit A attached hereto, as "Indian lands" pursuant to 25 U.S.C. Section 2703(4) (the "Property"). The Tribe currently operates a Class II gaming facility on the Property.

        C. The Tribe desires to further develop the Property to promote increased tribal economic development, self-sufficiency and strong tribal government.

        D. With the assistance of Trump, the Tribe intends to design, finance, construct, furnish and equip a permanent Class III gaming resort on the Property, which shall include a new casino facility, a hotel and other amenities and the renovation of the Tribe's existing Class II gaming facility (the "Facility").

        E. The Tribe, on the same date as the date of this Agreement, has entered into an agreement with THCR Management Services, LLC, for the management of ongoing gaming and related non-gaming operations at the Facility (the "Management Agreement"), subject to receipt of regulatory approvals. Trump and the Tribe intend, prior to the receipt of the regulatory approvals relating to the Management Agreement: (i) to master-plan and engineer the site for the Facility; (ii) to design the Facility; (iii) to obtain financing for the construction of Phase I of the Facility; and (iv) to construct and equip Phase I of the Facility, so that, when all regulatory approvals required for effectiveness of the Management Agreement have been obtained, Phase I of the Facility can be opened to the public.

Exhibit 10.11

        F. The Tribe desires to engage Trump exclusively to arrange financing for the Facility, and to manage the development, design, construction, furnishing and equipping of the Facility.

        G. Trump has agreed to make available to the Tribe, either by arranging financing by a bank or other source and/or by arranging a bond issue, sufficient funds to finance the design and construction of the Facility. Further, Trump has agreed to pay certain on-going costs of the design and development of the Facility prior to the closing of the Financing for the Facility.

        NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises herein contained, the receipt and sufficiency of which are expressly acknowledged, the Tribe and Trump hereby agree as follows:

                                    ARTICLE 1
                           DEFINITIONS AND OBJECTIVES

        1.1 Definitions. In addition to other terms which are defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the meanings set forth in this Section:

        "Affiliate" means as to Developer or the Tribe, any corporation, partnership, limited liability company, joint venture, trust, department or agency or individual controlled by, under common control with, or which controls, directly or indirectly Developer or the Tribe.

        "Agreement" shall mean this Development Agreement.

        "Architect" shall have the meaning described in Section 3.1.

        "Articles of Association" shall mean the Articles of Association of The Twenty-Nine Palms Band of Mission Indians as adopted by the Tribe on March 1, 1972 and approved by the Secretary of the Interior.

        "BIA" shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.

        "Class II Gaming" shall mean Class II Gaming as defined in the IGRA.

        "Class III Gaming" shall mean Class III Gaming as defined in the IGRA.

        "Compact" shall mean the Tribal-State Compact between the Tribe and the State of California regarding Class III Gaming, executed by the Tribe on October 1, 1999 and to be executed by the State upon approval by the voters of the State of California of Proposition 1A

Exhibit 10.11

and approved or considered approved by the Secretary of the Interior as provided in 25 U.S.C. Section 2710(d)(8)(A) or Section 2710(d)(8)(C) and published in the Federal Register as provided in 25 U.S.C. Section 2710(d)(8)(D); as the same may, from time to time, be amended, or such other Compact that may be substituted therefor.

        "Construction Committee" shall mean a committee of 3 persons designated by the Tribal Council to function as a liaison between the Developer and the Tribal Council and to oversee the activities of Developer pursuant to this Agreement.

        "Construction Documents" shall have the meaning described in Section
4.4.

        "Development Budget" shall have the meaning described in Section 3.2.

        "Developer" shall be Trump who, subject to the approval and oversight rights of the Tribe provided in this Agreement, shall be responsible for the management and coordination of all aspects of the development of the Project, including, but not limited to, responsibility for management of regulatory approvals, budget and schedule, funding, design and engineering, construction, furniture, fixtures and equipment, pre-opening activities.

        "Effective Date" shall mean the date five (5) days following the date on which all of the following listed conditions are satisfied:

                (i) written approval of this Agreement is granted by the Chairman of the NIGC (if required) and/or the BIA;

                (ii) written approval of the Financing Agreements is granted by the Chairman of the NIGC and/or the BIA, if required;

                (iii) publication of the Compact by the Secretary of the Interior in the Federal Register as provided in 25 U.S.C. Section 2710(d)(8)(D);

                (iv) Developer has received a certified copy of the Articles of Association, the Gaming Ordinance and the Resolutions adopted by the Tribe in accordance with the Tribe's governing documents authorizing the execution of this Agreement and the Financing Agreements;

                (v) Developer has satisfied itself that the Articles of Association, the Gaming Ordinance and any other codes or ordinances adopted by the Tribe relative to the Property, the Facility or any of the documents referenced in this Agreement do not have a material adverse effect on the ability of THCR Management Services, LLC to operate the Facility under the Management Agreement.

Exhibit 10.11

        "Facility" shall mean all buildings, structures and improvements located on the Property used in connection with gaming or used for the operation of the Tribal Enterprise, and all fixtures, Furnishings and Equipment attached to, forming a part of, or necessary for the operation of such buildings, structures and improvements.

        "Financing" shall mean one or more loans, notes or bond offerings (and may include as a component a tax exempt bond offering), in the aggregate principal amount of up to, but not more than, Sixty Million ($60,000,000) Dollars the proceeds of which shall be used to fund the costs of development, design, construction, furnishing and equipping of Phase I of the Facility, as well as pre-opening expenses.

        "Financing Agreements" shall mean all loan agreements, indentures, notes, security agreements and other documents to be entered into between the Tribe and/or the Tribal Enterprise and one or more Lenders pursuant to which the financing is issued.

        "Furnishings and Equipment" shall mean all furniture, furnishings and equipment required for the operation of the Facility, including, without limitation:

                (i) cashier, money sorting and money counting equipment, surveillance and communication equipment and security equipment;

                (ii) electronic lottery terminals, video games of chance, table games, bingo blowers and equipment, electronic displays, Class II pull-tab dispensers, table games, pari-mutuel betting equipment and other Class II and Class III gaming equipment permitted pursuant to the Compact and the IGRA;

                (iii)   office furnishings and equipment;

                (iv) specialized equipment necessary for the operation of any portion of the Facility for accessory purposes, including equipment for entertainment facilities, hospitality facilities, kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces and recreational facilities;

                (v)     all decor, special effects and artwork; and

                (vi) all other furnishings and equipment hereafter located and installed in or about the Facility which are used in the operation of the Facility in accordance with the standards set forth in this Agreement.

        "Gaming" shall mean any and all activities defined as Class II and Class III Gaming under the IGRA.

Exhibit 10.11

        "Gaming Code" shall mean the Gaming Ordinance adopted by the Tribe and approved by the Chairman of the NIGC regulating the conduct of gaming on tribal lands, as amended following the passage of Proposition 1A to permit Class III Gaming at the Facility in accordance with the Compact, together with the Tribal Gaming Commission Rules and Regulations.

        "IGRA" shall mean the Indian Gaming Regulatory Act of 1988, PL 100_497, 25 U.S.C. Section 2701 et seq., as same may, from time to time, be amended.

        "Legal Requirements" shall mean any and all present and future judicial, administrative and tribal rulings or decisions, and any and all present and future federal, state, local and tribal laws, codes, rules, regulations, permits, licenses and certificates, in any way applicable to the Tribe, Developer, the Property, the Facility and the Tribal Enterprise, including without limitation, the IGRA, the Compact and the Gaming Code.

        "Lender" shall mean the financial institution(s) or indenture trustee identified in the Financing Agreement(s) as the "Lender" or "Trustee."

        "Management Agreement" shall mean the agreement between the Tribe and THCR Management Services, LLC, dated the same date as this Agreement.

        "National Indian Gaming Commission ("NIGC")" shall mean the commission established pursuant to 25 U.S.C. Section 2704.

        "Plans and Specifications" shall mean the final Plans and Specifications approved for the Facility as described in this Agreement.

        "Project" shall have the meaning described in Section 2.3.

        "Property" shall mean the Tribe's "Indian lands" consisting of approximately 240 acres of land located at 46-200 Harrison Place, Coachella, Riverside County CA 92236, pursuant to a declaration of trust by the United States of America dated May 18, 1978, recorded June 27, 1978 in the Official Records of Riverside County, California in Book 1978, Page 131619, more specifically described on Exhibit A attached hereto.

        "State" shall refer to the State of California.

        "Term" shall mean the term of this Agreement as described in Article 7.

        "Tribal Council" shall mean the duly elected governing legislative body of the Twenty-Nine Palms Band of Mission Indians.

Exhibit 10.11

        "Tribal Distributions" shall mean the distribution from net revenues of the Facility made to the Tribe in the ordinary course of business and pursuant to the Management Agreement.

        "Tribal Enterprise" shall mean a business entity or instrumentality created by the Tribe to engage in Class II and Class III Gaming at the Facility, and which shall include any other lawful commercial activity allowed in the Facility including, but not limited to, the sale of alcohol, tobacco, gifts and souvenirs; or any ancillary non-Gaming activity within the Facility generally related to Class II or Class III Gaming.

        "Trump," as used throughout this Agreement, shall mean only Trump Hotels & Casino Resorts Development Company, LLC, a Delaware limited liability company with offices at 1000 Boardwalk, Atlantic City NJ 08401.

        1.2 Independent Agreement. The objective of the Tribe and Developer in entering into this Agreement is to provide a legally enforceable procedure and agreement whereby the Tribe and Developer can proceed with development of the Facility prior to the approval of the Management Agreement by the NIGC. This is intended to be a legally enforceable agreement, independent of the Management Agreement, enforceable between the parties as of the Effective Date regardless of whether or not the Management Agreement is approved by the Chairman of the NIGC.

                                    ARTICLE 2
                              SCOPE OF DEVELOPMENT

        2.1 Development Plan. Developer and the Construction Committee shall prepare and finalize a development plan, including a depiction of all buildings, roadways, parking facilities and infrastructure improvements to be constructed upon the Property, a designation of the phase of development for each such improvement, a schedule of critical dates for each phase of development and a construction budget or budgets of all hard and soft costs anticipated to be incurred in order to construct and equip each phase of the Facility, all in accordance with the procedures provided in Article 3 of this Agreement. Prior to the commencement of construction of the Facility, the development plan and Development Budget shall be subject to the final approval of the Tribal Council.

        2.2 Project Scope. The scope of the development project contemplated by this Agreement (the "Project") shall be subject to the mutual approval of the parties, but shall incorporate at a minimum the concepts outlined as Phase I in Developer's proposal to the Tribe attached hereto as Exhibit B. Following completion of Phase I of the Project, the parties shall proceed with the financing and construction of additional phases of the Project at such time and upon such additional terms as they mutually agree.

Exhibit 10.11

        2.3 Advance of Funds for Design Work. Notwithstanding any lack of approval of the Management Agreement by the NIGC, Developer shall advance such funds as Developer and the Construction Committee mutually agree are reasonably necessary to proceed with site and facility planning, architectural renderings and plans, and engineering and environmental services. Fifteen (15) days prior to the first draw of the Financing, Developer shall provide the Construction Committee with a final detailed schedule with totals of all reimbursable project costs up to the date of the first draw. Developer shall be reimbursed from the proceeds of Financing for these costs as a component of the first draw of the Financing. In addition, the Tribe shall be entitled to reimbursement from the proceeds of Financing for such out of pocket costs and expenses as Developer and the Construction Committee mutually agree are reasonably necessary to proceed with site and facility planning for the Project. Reimbursable project costs shall include, but not be limited to, land development costs, engineering and architectural expenses, marketing, legal and consultant costs, project management costs, financing costs and all other pre-construction professional costs. All such costs incurred after the availability of Financing proceeds shall be included in monthly draws against the Financing. The Tribe and Developer agree that such project costs shall not be subject to repayment or reimbursement other than from the proceeds of Financing, and neither party shall have any liability to the other for the repayment of such reimbursable project costs.

        2.4 Supply of Slot Machines. Developer shall cause a Developer Affiliate to supply to the Tribe up to 750 slot machines, together with certain related equipment such as stools, bases and coin sorters, all to the extent on hand in excess inventory of a Developer Affiliate, at a price to be agreed upon and pursuant to a separate agreement to be entered into between by the Tribe and the Developer Affiliate. The purchase price for the slot machines and related equipment will be by a note with a one (1) year term and the full amount due at maturity. Upon the "effective date" of the Management Agreement as defined therein, Developer shall cause the Developer Affiliate to forgive and discharge the note in full.

                                    ARTICLE 3
                                  DESIGN PHASE

        3.1 Employment of Architect. Developer shall use its experience and professional expertise to pre-qualify architects, engineers and other design consultants to be engaged on the project. Developer shall present to the Construction Committee a recommendation for a Design Team to be engaged for the design and engineering of the Facility; said Team to be headed by and managed by Developer. Developer shall provide the Construction Committee with sufficient information, including interviews and presentations, to allow the Construction Committee to fully evaluate each prospective member of the Design Team. If any member of the recommended Design Team is deemed unacceptable to the Construction Committee for any reasonable objection, then Developer shall make additional recommendation(s) to the Construction Committee until a full Design Team is accepted. The Tribe shall employ such Design Team members for the purpose of performing services in connection with the design of the Facility. The Developer shall supervise, direct, control and

Exhibit 10.11

administer the duties, activities and functions of the Design Team to efficiently carry out its covenants and obligations under this Agreement.

        3.2 Design and Construction Budgets. Developer, subject to the approval of the Construction Committee, shall establish budgets (collectively the "Development Budget") for designing, constructing, furnishing and equipping Phase I of the Facility and related costs. Developer may, after notice to and approval by the Tribal Council, revise the aggregate Development Budget from time-to-time, as necessary or appropriate, to reflect any unpredicted changes, variables or events or to include additional modifications to the design of the Facility requested and/or approved by the Tribal Council. Developer may, after notice to and approval of the Construction Committee, not to be unreasonably withheld, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Development Budget as Developer deems necessary or appropriate, provided that:
(i) the cumulative modifications of the Development Budget shall not, without the Tribal Council's prior approval, exceed the approved aggregate Development Budget, and (ii) do not otherwise conflict with the terms of this Agreement. Development Budget adjustments which otherwise vary from the terms of this Agreement shall require the approval of both the Tribal Council and Developer. The Developer guarantees to the Tribe that, once the final Development Budget has been accepted and approved by the Tribal Council, the total cost of the Project shall not exceed the aggregate amount of the Development Budget as a result of cost overruns or delays caused by the management and supervision of the Project by Developer, and the Developer agrees that the quality of the construction or furnishings shall not be sacrificed in order to maintain the cost of the Project within the aggregate approved Development Budget. This guaranty shall not apply to cost overruns related to force majeure events or unforeseen site conditions.

        3.3 Concept Design and Engineering. Developer shall prepare for the review and approval of the Construction Committee, a statement of the concept design and engineering requirements for the Facility, including, but not limited to, planned phasing, a program of preliminary objectives, schedule requirements, design criteria, including assumptions regarding compliance with the National Environmental Policy Act ("NEPA"), the (to the extent applicable) California Environmental Quality Act ("CEQA"), infrastructure, access, HVAC demands, space requirements and relationships, special equipment and any other site requirements.

        3.4 Preliminary Program Evaluation. Developer shall prepare, or cause to be prepared, for review and approval of the Construction Committee, a preliminary evaluation of the proposed Project including, but not limited to, market analysis, an Environmental Assessment demonstrating compliance with the NEPA and (to the extent applicable, the CEQA), planned phasing, schedule and Development Budget requirements. Based upon the agreed_upon schedule, Development Budget requirements and conceptual design, the Design Team shall, under the direction of Developer, prepare schematic design documents consisting of drawings and other documents illustrating the scale and relationship of the Facility, as well as a

Exhibit 10.11

preliminary line-item estimate of Facility costs based upon the proposed area, size and scope of the Facility.

        3.5 Design Development. After review by the Construction Committee and upon final approval of the schematic design documents by the Tribal Council and Developer, the Design Team shall prepare design development documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials, the Tribe's operational requirements and such other elements as may be appropriate. Further, the Design Team shall advise Developer with respect to any potential variations from Development Budget estimates. Developer shall submit to the Construction Committee, for its review and approval, finalized versions of the design development documents prepared by the Design Team and agreed to by Developer.

        3.6 Plans and Specifications. Based upon the approved design development documents and any further adjustments in the scope and quality of the Project or in the Development Budget, the Design Team shall prepare for approval by Developer and the Construction Committee, construction documents consisting of detailed plans and specifications (the "Plans and Specifications") as they relate to construction of portions of the Facility in the order such portions are to be completed or in the order required for sequential completion, and shall proceed with completion of all Plans and Specifications on the schedule developed by Developer. The Design Team shall advise Developer, and Developer shall advise the Construction Committee, of any adjustments to previous Development Budget estimates. As portions of the detailed Plans and Specifications are completed for segments of the Project, the Design Team shall be required to submit duplicate copies of those portions of the Plans and Specifications to Developer and Developer shall review said plans with the Construction Committee for approval prior to release of such documents to prospective bidders for bidding.

        3.7 Compliance with Construction Standards, Environmental Laws and Regulations. The Facility shall be designed and constructed so as to comply with the NEPA (and to the extent applicable, the CEQA) and shall adequately protect the environment and the public health and safety. The design, construction and maintenance of the Facility shall, except to the extent a particular requirement or requirements may be waived in writing by the Tribal Council, meet or exceed the Uniform Building Code as well as all fire codes and safety and traffic requirements (but excluding planning, zoning and property use laws, ordinances, regulations and requirements), which would be imposed on the Facility by existing (to the extent applicable) California or Federal statutes or regulations. Nothing in this Subsection shall grant to the State or any political subdivision thereof any jurisdiction (including but not limited to, jurisdiction regarding zoning or property use) over the Facility or its development, management and operation.

Exhibit 10.11

                                    ARTICLE 4
                               CONSTRUCTION PHASE

        4.1 Selection of Contractors and Vendors. Developer shall initiate a pre-bid selection process in order to pre-qualify all prospective contractors, sub-contractors and vendors, which shall include a security review and background analysis. Developer shall submit the list of pre-qualified contractors and vendors to the Construction Committee together with recommendations, for the Construction Committee's review, comment and approval. Developer shall provide the Construction Committee with sufficient information to allow the Construction Committee to fully evaluate each prospective pre-qualified contractor and/or vendor. Special consideration shall be given in the selection of contractors to qualified Native American owned companies and to companies with a program for effective employment of Native American employees and subcontractors.

        4.2 Vendor Preferences. In entering contracts for the supply of goods and services for the Facility, including the selection of contractors, subcontractors and suppliers, Developer shall give preference to qualified members of the Tribe, their spouses and children, and qualified business entities certified by the Tribal Council to be controlled by members of the Tribe. "Qualified" shall mean a member of the Tribe, a member's spouse or children, or a business entity certified by the Tribe to be controlled by members of the Tribe, who or which is able to provide services at competitive prices, has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner in Developer's opinion, and can meet the reasonable bonding requirements of Developer. Developer shall provide written notice to the Construction Committee in advance of all such contracting, subcontracting and construction opportunities.

        4.3 Proposal Review. Subsequent to the pre-qualification of prospective contractors, Developer shall conduct a review of responsive proposals for the various components of construction of the Project, and Developer shall recommend to the Construction Committee the best qualified contractor with the lowest responsible bid proposal. The recommended contractor shall be subject to the approval of the Construction Committee, shall be properly licensed in the State of California, shall meet the financial capability requirements of the Tribe and Developer, and shall be capable of furnishing a payment and performance bond satisfactory to Developer to cover the construction for which the contractor may be retained.

        4.4 Contracts. The Tribal Council on behalf of the Tribe shall enter into construction contract or contracts (the "Construction Documents") with the parties selected and approved in the form drafted and negotiated by Developer and approved by the Construction Committee for each Construction Document. The Construction Documents shall provide that work shall begin only after the Effective Date, and the Construction Documents may provide that they shall be canceled by either party if the Effective Date has not occurred by a specified fixed calendar date. The selected contractor shall be compensated solely from the Financing subject to and in accordance with the terms, conditions and provisions of the Construction Documents and the Financing Agreements.

Exhibit 10.11

        4.5 Construction Document Provisions. The Construction Documents shall: (i) require the successful contractors to be responsible for providing all materials, equipment and labor necessary to construct and equip the Project as necessary, including site development; (ii) include appropriate provisions assuring exemption from the California sales and use tax for goods, materials and services in the Project (to the extent said exemption is available for the Project); (iii) require all contractors to construct the Project in accordance with the Plans and Specifications, including any changes or modifications thereto approved by the Tribal Council, and (iv) provide that in the event the contractor becomes disqualified from providing construction services to the Tribe, the contractor shall be terminated and paid only the reasonable value of the work performed by the contractor, less the reasonable cost to the Tribe of any delay caused by the contractor's termination . The Construction Documents will provide appropriate insurance requirements, lien waivers and for construction schedules by which milestones, progress payments and late penalties, if any, may be calculated.

        4.6 Construction Administration. The Construction Documents shall provide that Developer shall be responsible for all construction administration during the construction phase of the Project. Developer shall act as the Tribe's designated representative and shall have full power and complete authority to act on behalf of the Tribe in connection with the Construction Documents. To the extent allowed by the Construction Documents, Developer shall have full control and charge of any persons performing work on the Project site, and shall interpret and decide on matters concerning the performance of any requirements of the Construction Documents. Developer shall have the authority to reject work which does not conform to the Construction Documents. Developer may conduct inspections to determine the date or dates of substantial completion. Developer shall observe and evaluate or authorize the observation and evaluation of Project work performed.

        4.7 Meetings Between Developer and Construction Committee. The Developer and Construction Committee shall meet weekly during the construction phase of the Facility. At such meetings, the Developer shall report to the Construction Committee on the progress of the construction effort, including compliance with budget and schedule requirements. In addition, the Developer and Construction Committee shall review applications for payment for submission to the Tribe and certification of the amounts due the contractors and/or vendors before any such payments are made. The Developer and Construction Committee shall work together in good faith to resolve any issues that may arise during the design phase or construction phase of the Project with the objective that the arbitration provisions of this Agreement shall only be used as a dispute resolution mechanism of last resort. When addressing any issues that arise during the Project, the parties shall favor implementation of the compromise, modification or resolution that most closely maintains the approved Development Budget and Project timetable.

        4.8 Construction Commencement and Completion. The Construction Documents shall contain such provisions for the protection of the Tribe and Developer as the Tribe and Developer shall deem appropriate; shall provide that the construction of the Project

Exhibit 10.11

shall commence on the Effective Date following and subject to the granting of all approvals necessary to commence construction; and shall also provide that any contractor shall complete construction within such time as the Tribe and Developer agree following the commencement of construction. All contractors shall, at a minimum, warrant their respective portions of the work to be performed to be free of defects for at least one year after the completion date.

                                    ARTICLE 5
                            FURNISHINGS AND EQUIPMENT

        5.1 Selection of Furnishings and Equipment. Developer shall submit to the Construction Committee, for its review and approval, the specifications for Furnishings, Fixtures and Equipment in compliance with industry standards. Thereafter, Developer, shall select and procure vendors for purchase by the Tribe of Furnishings, Fixtures and Equipment required to operate the Facility in conformity with such specifications and any industry standards. Alternatively, in the sole discretion of the Tribe, Developer may arrange for the procurement of Furnishings and Equipment on lease terms as may be approved by the Tribal Council. Any commitments for the procurement of Furnishings, Fixtures and Equipment shall, however, become binding on the Tribe only upon or after the Effective Date.

                                    ARTICLE 6
                                 DEVELOPMENT FEE

        6.1 Development and Construction Administration Fee. For all services and obligations under the Development Agreement, Developer shall receive a development and construction administration fee (the "Development Fee") of ten (10%) percent of the total cost of development of the Facility, less any interest reserve, unused contingency and the development fee itself, as provided in the Development Budget for the Project agreed to by the Tribe and Developer and as modified from time to time by mutual agreement of the Tribe and Developer. The Development Fee shall be payable to Developer from periodic draws pursuant to and under the Financing Agreement.

        6.2 Non-Recourse to Tribe. Trump agrees that the Development Fee shall be payable solely from the proceeds of Financing, and that neither the Tribe nor the Tribal Enterprise shall have any liability for the payment of the Development Fee other than from the proceeds of the Financing.

                                    ARTICLE 7
                                      TERM

        7.1 Term. This Agreement shall be entered into and remain in full force and effect from the date of execution hereof until the completion of construction of the Project, unless earlier terminated pursuant to Article 12 of this Agreement.

Exhibit 10.11

        7.2 Project Schedule. Developer shall use all commercially reasonable efforts to (a) recommend a Design Team within fifteen (15) days of the Effective Date; (b) submit design development documents to the Construction Committee within sixty (60) days of the date the Design Team is approved; (c) cause the Plans and Specifications to be completed within sixty (60) days of the approval by the Construction Committee of the design development documents; (d) arrange Financing for the Project within one hundred eighty (180) days of the Effective Date; and (e) commence construction of the Facility within the later of (i) thirty (30) days of the closing of the Financing, and (ii) sixty (60) days after completion of the Plans and Specifications.

                                    ARTICLE 8
                            FINANCING FOR THE PROJECT

        8.1 Financing. Developer shall use all commercially reasonable efforts to arrange Financing for the Project to fund all costs of design, development, construction and opening of the Facility, including, but not limited to, all planning, professional fees, development, infrastructure improvements, construction and pre-opening costs, fees and expenses. The parties acknowledge that the final financing commitments may not be possible until after the total cost of the Facility is known and the preliminary design documents are approved. The final terms of the Financing shall be subject to the approval of the Tribal Council, which approval shall not be unreasonably withheld provided the Financing is on terms no less favorable to the Tribe than the following:

                (i) The aggregate principal amount shall be up to, but shall not exceed, Sixty Million ($60,000,000) Dollars.

                (ii) Interest shall be at a per annum variable or fixed prevailing market rate.

                (iii) The Financing shall be available at the earliest date possible in the development process, with interest and principal repayment terms to be ten (10) years or less, as provided in the Financing Agreements.

                (iv) The Financing shall be secured solely by the revenues of the Facility, the Tribal Enterprise's leasehold interest in the Property and the Facility, and personal property, equipment and similar tangible assets of the Facility or owned by the Tribal Enterprise. The Financing shall be a limited recourse obligation of the Tribe with no recourse to general tribal assets, including the fee interest of the Tribe in the Property, or to Tribal Distributions or assets purchased with Tribal Distributions.

                (v) The Tribe and the Tribal Enterprise shall covenant not to encumber the Property, the Facility, the leasehold interest therein or the revenues derived from the

Exhibit 10.11

operation of the Facility or to incur additional debt except in accordance with the Financing Agreements.

                (vi) The Tribe shall consent to jurisdiction in state and federal court, and to California law as the law governing the Financing Agreements.

                (vii) The Tribe and the Tribal Enterprise will make limited waivers of sovereign immunity from unconsented suit or arbitration to permit enforcement of the Financing Agreements in the same manner and to the extent set forth in Section 13.3.

                (viii) Trump shall advance any funds necessary to service the outstanding debt under the Financing Agreements to the extent revenues from the Facility are insufficient to pay such debt service, provided, however, that Trump's obligation to advance such funds shall not exceed, in the aggregate, the amount of the Development Fee received by Trump as provided in Section 6.1 of this Agreement. Any such advance by Trump shall be reimbursed to Trump at such time as the revenues of the Facility are sufficient to service the outstanding debt under the Financing Agreements and make such reimbursement.

                                    ARTICLE 9
                                   EXCLUSIVITY

        9.1 Exclusive Relationship with Developer. During the term of this Agreement, or any extension hereof, Developer shall have an exclusive relationship with the Tribe regarding the design and development of the Facility, other than with respect to members of the Design Team and contractors engaged by Developer.

        9.2 Restrictions on Collateral Development. During the term of this Agreement, Developer agrees that neither Developer nor a Developer Affiliate shall develop any gaming facilities located in San Bernardino, Ventura, Los Angeles, Orange, San Diego, Riverside, Santa Barbara or Imperial county, California without the written consent of the Tribe. The Tribe agrees that it shall not develop any gaming facilities other than the Facility without the written consent of Developer.

                                   ARTICLE 10
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        10.1 Representations and Warranties of the Tribe. The Tribe represents and warrants to Developer as follows:

                (i) The Tribe's execution, delivery and performance of this Agreement and all other instruments and agreements executed in connection with this

Exhibit 10.11

Agreement have been properly authorized by the Tribe and do not require further Tribal approval.

                (ii) This Agreement has been properly executed and, subject to any necessary approvals of the NIGC and/or the BIA, constitutes the Tribe's legal, valid and binding obligations, enforceable against the Tribe in accordance with its terms.

                (iii) There are no actions, suits or proceedings, pending or threatened, against or affecting the Tribe before any court or governmental agency of which Developer has not been advised of in writing by the Tribe and which Developer has acknowledged.

                (iv) The execution and delivery of this Agreement by the Tribe does not, and the performance by the Tribe of the obligations to be performed by the Tribe hereunder will not, conflict with, violate or constitute a default under the Articles of Association or any agreement to which the Tribe is a party.

        10.2 Covenants by the Tribe. The Tribe covenants and agrees as follows:

                (i) That promptly after the execution of this Agreement, it will take all steps necessary to adopt and will adopt the Gaming Code and that the Gaming Code will meet the requirements of the IGRA and the applicable regulations under the IGRA and be consistent with the provisions of this Agreement and the Management Agreement and not adversely affect the rights of Developer hereunder and thereunder. When adopting the Gaming Code, the Tribe will give Developer the opportunity to review and comment on the drafts thereof.

                (ii) The Tribe agrees to cooperate and to use its best efforts to satisfy all of the conditions to the Effective Date at the earliest possible date.

                (iii) The Tribe agrees to enter into the Financing Agreements and execute all additional agreements necessary to carry out the purposes of this Agreement in accordance with the terms of the Compact and the Legal Requirements pertaining to the Property.

                (iv) That during the term of this Agreement, the Tribe shall enact no amendment to the Gaming Code impacting Developer, and shall enact no law impairing the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of Gaming on tribal lands. Neither the Tribal Council nor any committee, agency, board or other official body, and no officer or official of the Tribe shall, by exercise of the police power or otherwise, act to modify, amend, or in any manner impair the obligations of contracts entered into by the Tribal Council or other parties in furtherance of the financing, development, construction, operation, or promotion of Gaming on tribal lands without the written consent of the non-tribal parties to such contracts. Any such action or attempted action shall be void ab initio.

Exhibit 10.11

                (v) That the Tribe will waive sovereign immunity on the limited basis described in Section 13.3 with respect to the Financing.

                (vi) That the Tribe shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to its express terms, and shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times, including using best efforts to obtain all necessary approvals of the NIGC and BIA hereof.

                (vii) That this Agreement, the Financing Agreements and each other contract contemplated by this Agreement shall be specifically enforceable in accordance with their terms.

                (viii) That in its performance of this Agreement, it shall comply with all Legal Requirements.

        10.3 Representations and Warranties of Developer. Developer represents and warrants to the Tribe as follows:

                (i) Developer's execution, delivery and performance of this Agreement and all other instruments and agreements executed in connection with this Agreement have been properly authorized by Developer and do not require further approval.

                (ii) This Agreement has been properly executed and, once approved in accordance with Legal Requirements, constitutes Developer's legal, valid and binding obligations, enforceable against Developer in accordance with its terms.

                (iii) There are no actions, suits or proceedings pending or threatened against or affecting Developer before any court or governmental agency that would in any material way affect Developer's ability to perform this Agreement.

                (iv) The execution and delivery of this Agreement by Developer does not, and the performance by Developer of the obligations to be performed by Developer hereunder will not, conflict with, violate or constitute a default under the Operating Agreement of Developer or any agreement to which Developer is a party.

        10.4 Covenants by Developer. Developer covenants and agrees as follows: (i) that in its performance of this Agreement, it will comply with all Legal Requirements; (ii) that Developer shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to its express terms, and shall take all actions necessary to ensure that this Agreement shall remain in full force and effect at all times.

Exhibit 10.11

                                   ARTICLE 11
                                EVENTS OF DEFAULT

        11.1 Events of Default by the Tribe. Each of the following shall be an "Event of Default" on the part of the Tribe:

                (i) The Tribe shall materially breach any of the Tribe's obligations under this Agreement and such breach shall continue or not be cured within thirty (30) days after Developer gives the Tribe written notice thereof.

                (ii) Any representation or warranty that the Tribe has made under this Agreement shall prove to have been untrue when made, or is later untrue without notice to Developer of the change in status and written acceptance by Developer of the changed status.

                (iii) The Tribe violates the provisions of Article 9 of this Agreement.

                (iv) The Tribe commits any material breach of the Management Agreement.

If any Event of Default on the part of the Tribe occurs, Developer's obligations under this agreement shall be terminated, and Developer may exercise any rights and remedies available to Developer by law, equity or this Agreement.

        11.2 Events of Default by Developer. Each of the following shall be an "Event of Default" on the part of the Developer:

                (i) Developer shall materially breach any of Developer's obligations under this Agreement and such breach shall continue or not be cured within thirty (30) days after the Tribe gives Developer written notice thereof.

                (ii) Any representation or warranty that Developer has made under this Agreement shall prove to have been untrue when made, or is later untrue without notice to the Tribe of the change in status and written acceptance by the Tribe of the changed status.

                (iii) Developer violates the provisions of Article 9 of this Agreement.

                (iv) Developer commits any material breach under the Management Agreement.

                (v) Developer fails to qualify for a vendor's license under or otherwise comply with the Gaming Ordinance in any material respect.

Exhibit 10.11

If any Event of Default on the part of Developer occurs, the Tribe's obligations under this Agreement shall be terminated, and the Tribe may exercise any rights and remedies available to the Tribe by law, equity or this Agreement.

                                   ARTICLE 12
                                   TERMINATION

        12.1 Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the parties.

        12.2 Termination for Cause. Either party may terminate this Agreement as a result of an Event of Default by the other party, but neither party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other party of its intention to terminate this Agreement and the defaulting party thereafter fails to cure or take steps to substantially cure the default within thirty (30) days following receipt of such notice, and either party may submit the matter to arbitration under the dispute resolution provisions of this Agreement set forth at Article 13 hereof. The discontinuance or correction of a material breach shall constitute a cure thereof. If Developer terminates this Agreement because of an Event of Default on the part of the Tribe, the Tribe agrees to repay Developer for all amounts paid or advanced by Developer pursuant to Section 2.2 of this Agreement; and the Tribe agrees that its obligation to repay such amounts shall be subject to Section 13.3 regarding waiver of sovereign immunity by the Tribe and the other provisions of Article 13.

        12.3 Actions in Addition to Termination. Developer and the Tribe agree that termination of this Agreement may not be a sufficient or appropriate remedy for material breach by either party, and further agree that pursuant to the terms of this Agreement, each party shall have the right to pursue such remedies (in addition to termination) at law or equity as it determines are best able to compensate it for such breach. Each party acknowledges and agrees that there may be irreparable harm to the other party and that damages may be difficult to determine in the event of material breach, and that an injunction or other equitable relief may be an appropriate remedy for such material breach.

        12.4 Involuntary Termination Due to Changes in Legal Requirements. It is the understanding and intention of the parties that the development, construction and operation of the Facility shall conform to and comply with all Legal Requirements. If during the term of this Agreement, the Facility or any material aspect of Gaming is determined by the Congress of the United States, the Department of the Interior of the United States of America, the NIGC or the final judgment of a court of competent jurisdiction to be unlawful under federal law, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that:

                (i)     Developer shall have the rights described at Sections
12.6 and 12.7 of this Agreement;

Exhibit 10.11

                (ii) Developer shall retain any fees previously paid to it pursuant to this Agreement;

                (iii) the Tribe shall retain its interest in the title (and any lease) to all Facility assets, including all fixtures, supplies and equipment, subject to any requirements of financing arrangements.

        12.5 Tribe's Right to Terminate Agreement. The Tribe may terminate this Agreement by written notice effective upon receipt if:

                (i) Any State or Federal authority where approval is required fails to approve this Agreement or otherwise objects to the performance by the Tribe of any obligation imposed on it under this Agreement.

                (ii) The Tribe has reason to believe that the performance by it or the Developer of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon waiver of such performance within ten
(10) days written notice by the Tribe.

                (iii) Developer has failed to use all commercially reasonable efforts to maintain the Project schedule provided in Section 7.2; provided that the Tribe shall not have the right to terminate this Agreement as a result of any delays caused by required approvals of the Tribe or the Construction Committee, unforseen site conditions or force majeure events.

        12.6 Developer's Right to Terminate Agreement. Developer may terminate this Agreement by written notice effective upon receipt if:

                (i) Any Tribe, State or Federal authority where approval is required fails to approve this Agreement or otherwise objects to the performance by Developer of any obligation imposed on it under this Agreement.

                (ii) Developer has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement will jeopardize the retention of any license, or approvals granted thereunder, held by Developer or any of its Affiliates in other jurisdiction, and the Tribe refuses to allow Developer to immediately rectify any such complaint.

                (iii) Developer has reason to believe that the performance by it or the Tribe of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon waiver of such performance within ten (10) days written notice by Developer.

                (iv) Developer, after using all commercially reasonable efforts, has been unable to arrange Financing for the Project within 180 days of the Effective Date.

Exhibit 10.11

        12.7 Recommencement of Operations. If gaming, or construction and development on the Property is prohibited by Legal Requirements, or is otherwise impossible or impractical, Developer shall have the option to continue its interest in this Agreement and to commence or recommence the construction and development operations if, at some point during the Term of this Agreement, such commencement or recommencement, in the sole judgment of Developer, shall be legally and commercially feasible.

                12.7.1 If the Facility is damaged, destroyed or condemned so that continued development and construction cannot be continued at the Facility, the Facility shall be reconstructed if the insurance or condemnation proceeds are sufficient to restore or replace the Facility to a condition at least comparable to that before the casualty occurred. If the insurance proceeds or condemnation awards are insufficient to reconstruct the Facility to such condition, the Tribe and Developer shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards, and such proceeds or award shall be applied first, to the amounts due under the Financing Agreements (including principal and interest); second, any other loans; third, any surplus shall be distributed to the Tribe.

                12.7.2 If, after a period of cessation of construction or development operations on the Property, the recommencement of such construction or development operations is possible, and if Developer has not terminated this Agreement under the provisions of Section 12.6 of this Agreement, the period of such cessation shall not be deemed to have been part of the term of this Agreement and the date of expiration of the term of this Agreement shall be extended by the number of days of such cessation period.

                                   ARTICLE 13
                               DISPUTE RESOLUTION

        13.1 General. The parties agree that binding arbitration shall be the remedy for all disputes, controversies and claims arising out of this Development Agreement, any documents referenced by any of this Agreement, any agreements collateral thereto, or any notice of termination thereof, including without limitation, any dispute, controversy or claim arising out of any of these agreements. The parties intend that such arbitration shall provide final and binding resolution of any dispute, controversy or claim, and that action in any other forum shall be brought only if necessary to compel arbitration, or to enforce an arbitration award or order. All initial arbitration or judicial proceedings shall be instituted within twelve (12) months after the claim accrues or shall be forever barred.

        13.2 Initiation of Arbitration and Selection of Arbitrators. Arbitration shall be initiated by written notice by one party to the other pursuant to the notice section of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association shall thereafter apply. The arbitrators shall have the power to grant equitable and injunctive relief and specific performance of this Agreement. If necessary, orders to compel arbitration or enforce an arbitration award may be sought before the United States District Court for the Central District

Exhibit 10.11

of California and any federal court having appellate jurisdiction over said court. If the United States District Court for the Central District of California finds that it lacks jurisdiction, the Tribe consents to be sued in the California State Court system.

        Unless the parties agree upon the appointment of a single arbitrator, a panel of arbitrators consisting of three (3) members shall be appointed. One (1) member shall be appointed by the Tribe and one (1) member shall be appointed by Trump within ten (10) working days' time following the giving of notice submitting a dispute to arbitration. The third member shall be selected by agreement of the other two (2) members. In the event the two (2) members cannot agree upon the third arbitrator within fifteen (15) working days' time, then the third arbitrator shall be chosen by the American Arbitration Association. Alternatively, the parties may, prior to any dispute, agree in advance upon a panel of arbitrators or a single arbitrator to which any dispute that may arise shall be submitted for resolution pursuant to this Section 13.2.

                (i) In determining any matter the arbitrators shall apply the terms of this Development Agreement, without adding to, modifying or changing the terms in any respect, and shall apply federal and applicable California State law.

                (ii) All arbitration hearings shall be held at a place designated by the arbitrators in Los Angeles County, California.

                (iii) The parties and the arbitrators shall maintain strict confidentiality with respect to arbitration.

                (iv) The arbitrators shall not have the power to award punitive damages.

        13.3 Limited Waiver of Sovereign Immunity. The Tribe does hereby grant a limited waiver of its sovereign immunity and hereby submits to the jurisdiction of the Federal District Court for the Central District of California, the United States Circuit Court of Appeals for the Ninth Circuit, and the United States Supreme Court for the purposes of compelling arbitration in the event either party refuses to arbitrate and the enforcement of any decision of the arbitrators; provided that in the event the United States District Court for the Central District of California finds that it lacks jurisdiction, the then the Tribe submits to the jurisdiction of the California state court system for the purposes of compelling arbitration and the enforcement of any decision of the arbitrators. The Tribe agrees to take any and all steps necessary to confer upon any such court for the purposes set forth in this Section personal and subject matter jurisdiction within the limited waiver of sovereign immunity agreed to in this Section.

                (i) The waiver granted herein shall commence as of the Date of this Agreement and shall continue for one year following expiration, termination or cancellation of this Agreement, but shall remain effective for the duration of any arbitration, litigation or dispute resolution proceedings then pending, all appeals therefrom, and, except as limited by this

Exhibit 10.11

Section, to the full satisfaction of any awards or judgments which may issue from such proceedings, provided that an action to collect such judgments has been filed within one (1) year of the date of the final judgment.

                (ii) This limited waiver is granted only to Developer and not to any other individual or entity.

                (iii) This limited waiver is specifically limited to the following actions and judicial remedies:

                        (a) The enforcement of an arbitrator's award of money damages provided that the waiver does not extend beyond the assets specified in Subsection (iii) below. No arbitrator or court shall have any authority or jurisdiction to order execution against any assets or revenues of the Tribe except as provided in this Section or to award any punitive damages against the Tribe.

                        (b) An action to compel or enforce arbitration or arbitration awards or orders, including any equitable relief or specific performance granted by the arbitrators.

                        (c) Damages awarded against the Tribe shall be satisfied solely from the distributable share of net revenues of the Tribe from the Facility, the tangible assets of the Facility and the business of the Tribal Enterprise provided, however, that this limited waiver of sovereign immunity shall terminate with respect to the collection of any net revenues transferred from the accounts of any of these businesses to the Tribe or the Tribe's bank account in the normal course of business prior to the arbitration award. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than those specified in this Subsection.

                (iv) The waiver granted by the Tribe under this Section 13.3 is strictly limited to disputes or disagreements arising under this Agreement and shall not extend to any other agreement. Any limited waiver which may be granted concerning any other agreement must be expressly contained in that agreement, and separately authorized by a resolution of the Tribal Council.

                                   ARTICLE 14
                                     GENERAL

        14.1 Nature of Agreement. This Agreement is not intended as and shall not be construed as a "Management Agreement" within the meaning of the IGRA.

Exhibit 10.11

        14.2 Developer Interest. Nothing contained herein grants or is intended to grant Developer a titled interest to the Facility, or in any way to impair the Tribe's sole proprietary interest in the Facility.

        14.3 Situs of the Agreement. This Agreement and any Interim Promissory Note shall be deemed entered into in Los Angeles County, California.

        14.4 Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by Certified Mail Return Receipt Requested, addressed as follows:

        If to the Tribe, to:    Dean Mike, Chairman
                                Twenty-Nine Palms Band of Mission Indians
                                46-200 Harrison Place
                                Coachella CA 92236

        with a copy to:         Gene R. Gambale, Esq.
                                Vice President-General Counsel
                                Spotlight 29 Enterprises
                                46-200 Harrison Place
                                Coachella CA 92236

        If to Trump, to:        Robert M. Pickus
                                Executive Vice President and General Counsel
                                Trump Hotels & Casino Resorts, Inc.
                                1000 Boardwalk
                                Atlantic City NJ 08401

        with a copy to:         Peter Michael Laughlin, Esq.
                                Graham, Curtin & Sheridan
                                4 Headquarters Plaza
                                Morristown NJ 07962-1991

or to such other different address(es) as Developer or the Tribe may specify in writing. Any such notice shall be deemed given two (2) days following deposit in the United States mail or upon actual delivery, whichever first occurs.

        14.5 Relationship. Developer and the Tribe shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

Exhibit 10.11

        14.6 Further Actions. The Tribe and Developer agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

        14.7 Waivers. No failure or delay by Developer or the Tribe to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

        14.8 Captions. The captions of each article, section and subsection contained in this Agreement are for ease of reference only and shall not affect the interpretational meaning of this Agreement.

        14.9 Third Party Beneficiary. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

        14.10 Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

        14.11 Estoppel Certificate. Developer and the Tribe agree to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate.

        14.12 Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the Tribe or the State of California, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

        14.13 Confidential Information. BOTH PARTIES agree that any information received concerning the other party during the performance of this Agreement, regarding the parties' organization, financial matters, marketing plans, or other information of a proprietary nature (the "Confidential Information"), will be treated by both parties in full confidence and except as required to allow Developer and the Tribe to perform their respective covenants and obligations hereunder, or in response to legal process or appropriate and necessary inquiry, and

Exhibit 10.11

will not be revealed to any other persons, firms or organizations. This provision shall survive the termination of this Agreement for a period of two
(2) years.

        The obligations not to use or disclose the Confidential Information shall not apply to Confidential Information which a) has been made previously available to the public by the Tribe or Developer or Developer Affiliates or becomes generally available to the public, unless the Confidential Information being made available to the public results in a breach of this Agreement; b) prior to disclosure to the Tribe or Developer or Developer Affiliates, was already rightfully in any such person's possession; or c) is obtained by the Tribe or Developer or Developer Affiliates from a third party who is lawfully in possession of such Confidential Information, and not in violation of any contractual, legal or fiduciary obligation to the Tribe or Developer or Developer Affiliates, with respect to such Confidential Information and who does not require the Tribe or Developer or Developer Affiliates to refrain from disclosing such Confidential Information to others.

        14.14 Required Amendment. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, Bureau of Indian Affairs, the office of the Field Solicitor, the NIGC, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Tribe or Developer under this Agreement or any other agreement or document related hereto.

        14.15 Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns. Neither Developer nor the Tribe may assign this Agreement without the prior written consent of the other, except as expressly provided in this Section 14.15. The Tribe shall, without the consent of Developer, but subject to approval by the Secretary of the Interior or the Chairman of the NIGC or his authorized representative, if required, have the right to assign this Agreement and the assets of the Facility to the Tribal Enterprise that assumes all of the Tribe's obligations herein. Developer shall have the right to assign this Agreement to a Developer Affiliate. An assignment by either party shall not prejudice the rights of the other party under this Agreement. No assignment authorized hereunder shall be effective until all necessary governmental approvals therefor have been obtained.

        14.16 Severability. If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed

Exhibit 10.11

invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law. If, however, any material part of a party's rights under this Agreement shall be declared invalid or unenforceable, the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days' written notice to the other party, without liability on the part of the terminating party.

        14.17 Entire Agreement. This Agreement (together with the Exhibits, Management Agreement and License Agreement of even date herewith) sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations and warranties, express or implied, oral or written, of the parties with respect to the development and construction of the Facility are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written have been made by any party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, discussions, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Each party affirmatively represents that no promises have been made to the other party which are not contained in this Agreement, the Management Agreement, the License Agreement and the Exhibits, and stipulates that no evidence of any promises not contained in this Agreement, the Management Agreement, the License Agreement and the Exhibits, shall be admitted into evidence on their behalf. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                TRUMP HOTELS & CASINO RESORTS
                                DEVELOPMENT COMPANY, LLC

                                By:  THCR Ventures, Inc.

                                     By:    /s/ Nicholas L. Ribis
                                        ----------------------------------------
                                            Nicholas L. Ribis, President


                                TWENTY-NINE PALMS
                                BAND OF MISSION INDIANS

                                By:         /s/ Dean Mike
                                   ---------------------------------------------
                                            Dean Mike, Chairperson